EXHIBIT 16.1
September 8, 2005
Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549
Dear Sirs/Madams:
We have read Item 4 of Butler International, Inc.’s Form 8-K dated September 8, 2005, and have the following comments:
1.	We agree with the statements made in the first, second and third paragraphs.

2.	We have no basis to agree or disagree with the statements made in the fourth paragraph.
Yours truly,
DELOITTE & TOUCHE LLP